Exhibit 10.1

This is an EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 7, 2011, by and between KENT FINANCIAL SERVICES, INC., a Nevada corporation (the “Company”), and Paul O. Koether (the “Executive”).
Recitals
The Executive formerly served as Chairman of the Company.   The Company desires the Executive to now to serve as the Company’s Director of Corporate Development, and the Executive desires to continue to serve the Company in this new capacity, on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.             Employment.  The Company hereby employs the Executive as Director of Corporate Development of the Company, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.
2.             Duties and Powers.
Duties.   The Executive shall serve as Director of Corporate Development.  His duties shall include seeking growth opportunities for the company and reviewing existing and new investments.  The Executive shall receive the compensation provided herein.  The Executive shall not be required to devote his entire working time to the business of the Company, and may devote time to other business interests, including directorships of other companies public and private, and personal investments.

3.             Term of Agreement.    The initial term of employment under this Agreement shall be three years commencing effective as of as of December 7, 2011 (the “Effective Date”) and shall extend until December 7, 2014 unless sooner terminated pursuant to Section 6 below.  The term of the Executive’s employment under this Agreement shall be automatically extended one day for each day elapsed after the Effective Date.  Employment of the Executive by the Company prior to the Effective Date shall, subject to the terms and conditions of the benefit plans and arrangements referred to in section 5.1 below, be counted in determining the Executive’s continuous service with the Company for purposes of any benefit computation.
4.             Compensation.    For all services rendered by the Executive under this Agreement, the Company shall pay the Executive an annual salary of $120,000 (the “Base Salary”), payable in equal semi-monthly installments.   The Board of Directors of the Company shall from time to time review the compensation to be paid to the Executive under this Agreement and shall increase (but not decrease) the compensation in such amounts, if any, as the Board of Directors determines.
5.            Benefits, Expenses, Reimbursement, etc.
5.1         Benefit Plans.    The Company shall provide the Executive with such medical and disability insurance, hospital insurance and group life insurance and other benefits made available to executive level employees of the Company, subject to the terms and conditions of such benefit plans and arrangements.  In the event of the Executive’s death, the Company shall provide the same benefits to the Executive’s spouse at Company expense for a period of three years commencing with the date of the Executive’s death.

5.2         Expenses.     The Company shall pay all expenses incurred by the Executive in furtherance of or in connection with the business of the Company and its subsidiaries and affiliates including, without limitation, all (i) travel and living expenses while away from home on business or at the request and in the service of the Company or its subsidiary or affiliate, and (ii) entertainment expenses, upon submission of appropriate receipts or vouchers and in accordance with the standard expense reimbursement policies of the Company as in effect from time to time.  If any such expenses are paid by the Executive, the Company shall reimburse him promptly for those expenses.   The Executive shall also be entitled to reimbursement for the annual fee(s) of any credit cards the Executive acquires for use in charging expenditures incurred in the performance of his duties under this Agreement.
5.3         Vacations.  The Executive shall be entitled each year to a vacation of six weeks (thirty working days), during which time his compensation shall be paid in full and such holidays and other non-working days as are consistent with the policies of the Company for executives generally.   All vacations shall be scheduled so as to cause minimal interference with the operations of the Company.   If the Executive’s employment under this Agreement is terminated pursuant to Section 6, the Executive shall be entitled to payment for all untaken vacation days.
5.4         Death Benefits.  In the event of the Executive’s death during the term of this Agreement or thereafter during the period of any disability described in Section 5.5(C), the Company shall pay to such beneficiaries as the Executive shall designate in writing prior to the Executive’s death, or if he fails to designate a beneficiary, to the Executive’s spouse, or, if none, to the Executive’s estate, an annual benefit equal to three times the Executive’s Base Salary (the “Death Benefit”).   The Death Benefit shall be payable in equal monthly installments for a period of 3 years, commencing on the first day of the next month following the month in which the Executive’s death occurs.   Payments made pursuant to this Section 5.4 shall be made in lieu of any and all payments provided for in Section 4 of this Agreement.

5.5         Disability.
A.              The Executive shall be paid such benefits to which he is entitled under the terms of such long-term disability insurance as the company has provided under Section 5.1 of this Agreement.   However, if at any time during the term of this Agreement (i) the Company is not providing the Executive with long-term disability insurance coverage, or (ii) the amount of coverage provided pays benefits less than an annual benefit of 80% of the Executive’s Base Salary, which the Executive is being paid prior to the commencement of disability benefits, or (iii) fails to pay benefits to age 82, and the Executive suffers from a Condition (defined below), then the Executive shall be paid the amount specified in Section 5.5(B) of this Agreement.
B.              If during the term of this Agreement (i) the Executive shall be deemed disabled and unable to perform his duties hereunder by an insurance company under any disability insurance policy covering the Executive, (ii) the Executive suffers any illness, disability or incapacity which renders him unable to perform his duties hereunder and such illness, disability or incapacity is deemed by a duly licensed physician (who may be the Executive’s personal physician) to be permanent, or (iii) the Executive is unable to render services to the Company of the nature required by this Agreement because of illness, disability or incapacity for a period of 90 days, whether or not such days are consecutive, during any year of the term hereof (each of the events described in paragraphs (i), (ii) and (iii) above being defined as a “Condition”), then the Executive shall continue to use his best efforts to render advisory and consulting services as he is able and as may be reasonably requested by the Company and the Company shall pay to the Executive disability payments equal to the difference, if any, between 80% of the Executive’s Base Salary and the amount the Executive actually receives under the Company’s long-term disability insurance policy.   The disability payments shall be paid to the Executive in equal monthly installments until the Executive attains age 82.   The total amount payable to the Executive under this Section  5.5(B) shall be the “Disability Benefit”.   Such payments shall commence on the first day of the month following the month in which the Condition occurs and shall be made even if the Executive is unable to render any services to the Company.   Such payments shall be paid in lieu of any and all compensation provided for in Section 4 of this Agreement.

C.           In the event of the Executive’s death at any time during the period in which payments in respect of the Disability Benefit are required to be paid pursuant to Sections 5.5(A) and 5.5(B) above, the Company shall cease paying any such payments and shall pay the Death Benefit provided in Section 5.4.
6.            Termination. The Executive’s employment hereunder may be terminated only under the following circumstances:
6.1           Cause.  The Company may terminate the Executive’s employment hereunder for “cause” upon not less than five days prior written notice of such termination.  For purposes of this Agreement, the Company shall have “cause” to terminate the Executive’s employment hereunder upon (A) the continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or the removal of the Executive’s office to a location more than 5 miles from its current location), which failure has not been cured (i) within three days after a written demand for substantial performance is delivered to the Executive by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties (the “Three Day Period”), or (ii) in the event such failure cannot be reasonably cured within the Three Day Period, within 20 days thereafter, provided that the Executive promptly commences and thereafter diligently prosecutes the cure thereof, or (B) the Executive’s conviction of any criminal act or fraud with respect to the Company.  Notwithstanding the foregoing, the Executive’s employment may not be terminated for cause unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 80 percent of the entire Board of Directors at a meeting of the Board (of which the Executive was given at least 20 days prior written notice and an opportunity, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive has not substantially performed his duties (which failure shall be described in detail) and such failure has not been cured within the period described in (ii) above.   In addition, the Company shall not have cause to terminate the Executive’s employment hereunder as a result of any event occurring prior to the date hereof and previously disclosed to the Company.   The burden of establishing cause shall be upon the Company.

6.2           Termination by the Executive.   The Executive may terminate his employment hereunder for “good reason” upon not less than five days prior written notice to the Company.   For purposes of this Agreement, “good reason” shall mean the continued failure by the Company to perform its obligations under this Agreement (including any material change by the Company in the duties, responsibilities and powers of the Executive as set forth herein or the removal of the Executive’s office to a location more than 5 miles from its current location) which failure has not been cured (i) within three days after a written demand for performance is delivered to the Company by the Executive that specifically identifies the manner in which the Executive believes the Company has not performed its obligations (the “Three Day Period”), or (ii) in the event such a failure cannot be reasonably cured within the Three Day Period, within twenty (20) days thereafter provided that the Company promptly commences and thereafter diligently prosecutes the cure thereof.

6.3          Change in Control.
A.           The Executive may terminate his employment under this Agreement at any time for “good reason” (as defined below) within 36 months after the date of a Change in Control (as defined below) of the Company.
B.           A “Change in Control” of the Company shall be deemed to have occurred if:
(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) as in effect on the date hereof), other than individuals beneficially owning, directly or indirectly, common stock of the Company representing 30% or more of the Company’s issued and outstanding common stock as of the Effective Date, is or becomes the beneficial owner, directly or indirectly, of common stock of the Company representing 30% or more of the Company’s then issued and outstanding common stock; or

(2) individuals who constitute the Company’s Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be, for purposes of this clause, considered as though such person were a member of the Incumbent Board.   For purposes of this Section 6.3(A) “good reason” shall mean a determination solely by the Executive, in good faith, that as a result of the Change of Control of the Company he may be adversely affected (i) in carrying out his duties and powers in the fashion he previously enjoyed or (ii) in his future prospects with the Company.
C.           If the Executive terminates his employment after a Change of Control of the Company, he shall notify the Company in writing of the effective date of the termination (the “Termination Date”) of his employment and he shall be paid the greater of (i) the Base Salary payable to the Executive under this Agreement through to the Termination Date, or (ii) an amount equal to the product of (a) the average annual Base Salary paid to the Executive during the five years preceding the Termination Date, multiplied by (b) three.   The amount payable under this Section 6.3(C) shall be paid in a lump sum on or before the fifth day following the Termination Date.

7.           Interest and Counsel Fees.
7.1           Interest.  All amounts payable to the Executive under this Agreement shall be due and payable at the time specified herein and any payment which is not made within five days of the date of written demand shall be made with interest on the amount due from the due date until paid in full at an annual rate equal to 2% over the prime rate of interest generally published in The Wall Street Journal as in effect from time to time during the period from such due date until the date such payment is made.
7.2           Counsel Fees.  The Company hereby irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of the Company to represent the Executive in connection with the Executive’s initiation or defense of any litigation, arbitration or other legal action relating to this Agreement or any provision hereof (whether such action is by or against the Company or any director, officer, stockholder or other person affiliated with the Company, or in any jurisdiction).   Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel.   The reasonable fees and expenses of counsel selected by the Executive shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $250,000.  Notwithstanding the preceding, if it should be finally determined by judgment or order of a court of competent jurisdiction (the time for the appeal of which judgment or order shall have expired), that the Executive has not prevailed in any such litigation, arbitration or other legal action, the Executive shall promptly return to the Company, upon its demand, any amounts so advanced in connection with such action together with interest thereon at the rate provided in Section 7.1 above.

8.             Governing Law.  This Agreement has been executed and delivered in the State of Texas, and shall in all respects be interpreted, construed, and governed by and in accordance with the law of the State of Texas.   Except as otherwise herein provided, all actions or proceedings arising directly, indirectly or otherwise in connection with, out of, related to, or from this Agreement shall be litigated exclusively and only in courts having situs within the State of Texas, and the parties hereby consent and submit to the jurisdiction of any state or federal court located in the State of Texas.   Notwithstanding the preceding, the Executive, at his sole and exclusive option, exercisable by written notice given to the Company at any time, may elect to submit any dispute arising under this Agreement to resolution by arbitration held in Tarrant County, Texas in accordance with the rules of the American Arbitration Association.
9.             Notices.   All notices hereunder shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, to the following address:
If to the Company:

7501 Tillman Hill Road
Colleyville, Texas 76034

If to the Executive:

Paul O. Koether
6808 Mystic Woods Lane
Colleyville, Texas 76034

The Company or the Executive may hereafter designate another address to the other in writing for purposes of notices under this Agreement.
10.          Waivers.   Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.
11.          Assignability.  This Agreement shall not be assignable by the Company without the written consent of the Executive, except that if the Company shall merge or consolidate with or into, or transfer substantially all of its assets to, another corporation or other form of business organization, this Agreement shall be binding on the Executive and be for the benefit of and binding upon the successor of the Company resulting from such merger, consolidation or transfer without the Executive’s consent, subject to the Executive’s right to terminate his employment under Section 6.3 (C).   The Executive may not assign, pledge, or encumber any interest in this Agreement or any part thereof without the express written consent of the Company, this Agreement being personal to the Executive.
12.          Severability.   Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof.   In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first set forth above.

KENT FINANCIAL SERVICES, INC.

By:

	Title:	Chairman

Paul O. Koether